Exhibit (a)(27)

DENIED
BY ORDER OF ALICEMARIE H. STOTLER, UNITED STATES DISTRICT JUDGE
ON 6-24-04

DONALD L. MORROW (SBN 66922)
PAUL, HASTINGS, JANOFSKY & WALKER LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626
Telephone: (714) 668-6200
Facsimile: (714) 979-1921

JOHN M. BENASSI (SBN 74137)
STEPHEN S. KORNICZKY (SBN 135532)
S. CHRISTIAN PLATT (SBN 199318)
CHRISTOPHER K. EPPICH (SBN 228025)
PAUL, HASTINGS, JANOFSKY & WALKER LLP
3579 Valley Centre Drive
San Diego, CA 92130
Telephone: (858) 720-2500
Facsimile: (858) 720-2555

Attorneys for Plaintiff
ICU MEDICAL, INC.

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

SOUTHERN DIVISION

ICU MEDICAL, INC., a Delaware corporation,	CASE NO. SA CV 040689 AHS (RNBx)
Plaintiff,	[PROPOSED] TEMPORARY RESTRAINING ORDER

vs.	Date: TBD Time: TBD Judge: TBD

ALARIS MEDICAL SYSTEMS, INC., a Delaware corporation

Defendant.

        TO DEFENDANT ALARIS MEDICAL SYSTEMS, INC. AND ITS ATTORNEYS OF RECORD:

        This matter having been heard on Plaintiff ICU Medical Inc.‘s (“ICU Medical”) Ex Parte Application for Temporary Restraining Order and Order to Show Cause Why Preliminary Injunction Should Not Issue against Defendant Alaris Medical Systems, Inc. (“Alaris”), it appearing from the arguments, declarations, and other evidence submitted by the parties, and the hearing on oral argument, and good cause showing that:

(1)	ICU Medical is likely to succeed on the merits of its patent infringement claim by showing (a) that its U.S. Patent No. 6,682,509 (“the ‘509 patent”) is not invalid, and (b) that Alaris infringes ICU Medical’s ‘509 patent;

(2)	if a temporary restraining order and subsequent preliminary injunction does not issue, ICU Medical will suffer irreparable injury before trial of these issues;

(3)	a balance of the hardships in this case favors ICU Medical; and

(4)	there is no public interest at jeopardy in this case.

        Defendants, their directors, officers, employees, agents, servants, and all those in active concert or participation with them, including without limitation their distributors, ARE HEREBY RESTRAINED AND ENJOINED FROM:

(1)	making, using, selling, or offering to sell Alaris’ SmartSite and SmartSite Plus needle-free valves and systems in the United States; or

(2)	importing Alaris’ SmartSite and SmartSite Plus needle-free valves and systems into the United States.

        This above Temporary Restraining Order is effective on Plaintiff’s filing an undertaking in the sum of $________. The Temporary Restraining Order shall be effective from the date of filing the undertaking until the date of the hearing on the Order to Show Cause, but in no event shall be effective for a period longer than twenty (20) days from the date of this Order.

      IT IS SO ORDERED.

DATED:	———————————————— UNITED STATES DISTRICT JUDGE